Exhibit 2.4

US 4774734

CLOSING AGREEMENT

This Closing Agreement (this “Agreement”), dated as of November 18, 2016, is made and entered into by and between Gastar Exploration Inc., a Delaware corporation (“Seller”), and Red Bluff Resources Operating, LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties” and each, individually, as a “Party.”

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of October 19, 2016, as amended by the First Amendment of Purchase and Sale Agreement dated November 18, 2016 and the Second Amendment of Purchase and Sale Agreement dated November 18, 2016 (as amended, restated or supplemented from time to time, the “PSA”); and

WHEREAS, the Parties desire to memorialize their agreement regarding certain matters pursuant to the PSA as more specifically set forth in this Agreement.

NOW, THEREFORE, in consideration of the Closing of the transaction contemplated under the PSA and of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendment to PSA.  Section 9.03(e) of the PSA is hereby deleted in its entirety and replaced by the following:

“[reserved.]”

2.Title Matters.

(a)	The Parties acknowledge and agree that Seller has disputed and elected to cure each outstanding Title Defect claimed by Buyer.
(b)

Notwithstanding anything to the contrary in Section 4.10 of the PSA, the Parties agree that any upward adjustment to the Purchase Price, if any, with respect to the New Interests set forth on Exhibit A - Part 1B (i) will not be made at Closing and (ii) will be included in the calculation of the Final Settlement Statement, if any; and the Parties agree further that the amount that will be deposited into the Defect Escrow Account at Closing shall be $2,722,371.54.

(c)	Seller has elected to exclude each property set forth on Exhibit B hereto (the “Retained Defect Property”) from the Closing pursuant to Section 4.04(d) of the PSA.
(d)

For the avoidance of doubt, the election by Seller to attempt to cure the outstanding Title Defects, to retain the Retained Defect Property at Closing and the Parties’ agreement on the aggregate amount to be deposited into the Defect Escrow Account at the Closing shall be without prejudice to its other rights under the Purchase Agreement, including Section 4.04(j) thereof, and shall not constitute an admission against interest or a waiver of Seller’s right to dispute (i) the existence, nature or value of, or cost to cure, the alleged Title Defects or (ii) the sufficiency, validity or substance of the Buyer’s Title Defect notice dated November 14, 2016 (the “Title Defect Notice”).

3.Certain Consents.  Notwithstanding the fact that the Consents to assign certain Assets as set forth on Exhibit C hereto (the “Subject Consents”) have not been obtained, the Parties agree that (a) the all Assets subject to the Subject Consents shall be assigned to Buyer by Seller at Closing, (b) no adjustment to the Purchase Price shall be made under the PSA for the failure to obtain such Subject Consents, and (c) Buyer shall have no claim against Seller, and Seller shall have no Liability, for the failure to obtain such Subject Consents.

4.Confirmation.  Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Agreement.

5.Conflicts.  This Agreement amends and supplements the terms and conditions of the PSA.  If any provision of this Agreement is construed to conflict with any provision of the PSA (except as otherwise expressly provided in this Agreement), the provisions of this Agreement shall be deemed controlling to the extent of that conflict.

6.Entire Agreement.  This Agreement, the PSA, the Confidentiality Agreement, and the documents to be executed pursuant hereto and thereto, and the exhibits and schedules attached hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof and thereof.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement or the PSA shall be binding unless executed in writing by the Parties and specifically referencing this Agreement and the PSA as being supplemented, amended, altered, modified, waived or terminated.

7.Miscellaneous.  Capitalized terms used, but not defined herein, shall have the meanings given to those terms in the PSA.  Sections 15.05 (No Third Party Beneficiaries), 15.06 (Assignment), 15.07 (Governing Law), 15.09 (Notices), 15.10 (Severability), 15.11 (Counterparts) of the PSA shall apply to this Agreement as if set forth in full in this Agreement, mutatis mutandis. Unless otherwise provided, all references to “Section” are references to sections in the PSA.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Seller:

GASTAR EXPLORATION INC.

By: /s/ Henry J. Hansen

Name:Henry J. Hansen

Title:Vice President, Land

Signature Page to

Closing Agreement

Buyer:

RED BLUFF RESOURCES OPERATING, LLC

By:  /s/ Brian Exline

Name:Brian Exline

Title: VP – Land & Business Development

Signature Page to

Closing Agreement

EXHIBIT A

[Reserved]

EXHIBIT B

RETAINED DEFECT PROPERTY

EXHIBIT C

SUBJECT CONSENTS